Century Communities Reports First Quarter 2023 Results

- Increased 2023 Guidance for Deliveries and Home Sales Revenues -

- Deliveries of 1,912 Homes Generating $753.0 Million in Total Revenues -

- Net Income of $33.3 Million, or $1.04 Per Diluted Share -

-  Net Homebuilding Debt to Net Capital of 21.5% -

- Community Count Increased to a Record 234 -

Greenwood Village, Colorado (April 26, 2023) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•	Net income of $33.3 million, or $1.04 per diluted share
•	Pre-tax income of $44.0 million
•	Total revenues of $753.0 million
•	Deliveries of 1,912 homes
•	Net new home contracts of 2,022
•	Homebuilding debt to capital of 31.8%
•	Net homebuilding debt to net capital of 21.5%

“We are pleased with our solid first quarter results as we continued to execute on our objectives, delivering 1,912 homes, generating $191 million in operating cash flow and further reducing our net leverage ratio to 21.5%,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “In the quarter, we again prioritized our sales efforts on properly incentivizing homes with near-term completions to turn our inventories even though higher direct construction costs on those homes weighed on our margins. Looking forward, the homes that we have been starting over the past several months are carrying higher margins due to improvements in direct construction costs, reduced incentives and shorter cycle times, and we expect to generate higher gross margins in the second half of the year compared to the first. In response to these improved margins, we increased our home starts throughout the first quarter, which will lead to higher deliveries in the second half of 2023 compared to first half levels.”

Rob Francescon, Co-Chief Executive Officer and President, said, “We are increasingly encouraged by the improvement in sales activity that we experienced in the first quarter. We believe our spec-based model and focus on entry-level homes positions us well with homebuyers looking for affordably priced homes with near term completions in order to lock in their interest rates. In the first quarter, our community count increased to a company record 234 communities, and we have the ability to increase our count to a range of 250-260 communities by year end. Our balance sheet remains strong with $2.2 billion in stockholders’ equity and $1.2 billion in liquidity, including $418 million in cash, and we intend to continue investing in our business and returning capital to shareholders.”

First Quarter 2023 Results

Net income for the first quarter 2023 was $33.3 million, or $1.04 per diluted share.

Total revenues were $753.0 million, while first quarter home sales revenues totaled $735.6 million. Deliveries totaled 1,912 homes. The average sales price of home deliveries for the first quarter 2023 was $384,700, compared to $421,000 in the prior year quarter.

Net new home contracts in the first quarter 2023 were 2,022 contracts, and at the end of the first quarter 2023, the Company had 1,920 homes in backlog, representing $713.6 million of backlog dollar value.

Adjusted homebuilding gross margin percentage, excluding interest, was 19.6% in the first quarter of 2023. Homebuilding gross margin percentage in the first quarter 2023 was 18.2%. Selling, general, and administrative expenses as a percent of home sales revenues was 13.4% in the quarter. EBITDA for the first quarter 2023 was $54.7 million.

Our book value per share increased to a record $67.81 as of March 31, 2023.

Financial services revenues and pre-tax income were $15.9 million and $5.1 million, respectively, in the first quarter 2023.

Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position, including $2.2 billion of stockholders’ equity and $1.2 billion of total liquidity, including $418.4 million of cash.

During the first quarter, the Company increased its quarterly cash dividend to $0.23 per share, an increase of 15 percent over the previous $0.20 per share.

As of March 31, 2023, homebuilding debt to capital decreased to 31.8%, with net homebuilding debt to net capital decreasing to 21.5%.

Full Year 2023 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “As a result of the improvement in sales activity that we experienced in the first quarter and our ability to start more homes, we are increasing our full year 2023 guidance for home deliveries to be in the range of 7,250 to 8,250 homes and our home sales revenues to be in the range of $2.7 billion to $3.2 billion.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, April 26, 2023, at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2023 results, provide commentary, and conduct a question-and-answer session. To participate in the call, please dial 833-816-1103 (domestic) or 412-317-0685 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through May 3, 2023, by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering the passcode 9160231. A replay of the webcast will be available on the Company’s website for at least one year.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 18 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: adjusted net income, adjusted diluted earnings per common share (Adjusted Diluted EPS), adjusted homebuilding gross margin excluding inventory impairment and interest, adjusted EBITDA, and ratio of homebuilding net debt to net capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” and “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2023 and its expectations for higher deliveries and gross margins in the second half of 2023 compared to the first half and increased community count by year end. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, including increased interest rates, inflation, and employment levels; the potential impact of global supply chain disruptions, labor, land and raw material or other resource shortages and delays, municipal and utility delays, and a threatened U.S. sovereign debt default on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials or other resources; the ability to pay dividends in the future; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues
Home sales revenues	$735,600	$988,415
Land sales and other revenues	1,535	1,630
Total homebuilding revenues	737,135	990,045
Financial services revenues	15,855	26,305
Total revenues	752,990	1,016,350
Homebuilding Cost of Revenues
Cost of home sales revenues	(601,385)	(709,073)
Cost of land sales and other revenues	—	(846)
Total homebuilding cost of revenues	(601,385)	(709,919)
Financial services costs	(10,781)	(15,154)
Selling, general, and administrative	(98,313)	(101,639)
Other income (expense)	1,498	(862)
Income before income tax expense	44,009	188,776
Income tax expense	(10,698)	(46,280)
Net income	$33,311	$142,496

Earnings per share:
Basic	$1.04	$4.25
Diluted	$1.04	$4.20
Weighted average common shares outstanding:
Basic	31,914,414	33,530,610
Diluted	32,117,082	33,942,234

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2023	2022
Assets	(unaudited)	(audited)
Cash and cash equivalents	$405,722	$296,724
Cash held in escrow	12,691	56,569
Accounts receivable	52,787	52,797
Inventories	2,741,187	2,830,645
Mortgage loans held for sale	155,732	203,558
Prepaid expenses and other assets	260,505	250,535
Property and equipment, net	33,019	31,688
Deferred tax assets, net	20,939	20,856
Goodwill	30,395	30,395
Total assets	$3,712,977	$3,773,767
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$106,525	$106,926
Accrued expenses and other liabilities	258,412	299,588
Notes payable	1,026,615	1,019,412
Revolving line of credit	—	—
Mortgage repurchase facilities	149,784	197,626
Total liabilities	1,541,336	1,623,552
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 32,025,785 and 31,772,791 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	320	318
Additional paid-in capital	580,489	584,803
Retained earnings	1,590,832	1,565,094
Total stockholders' equity	2,171,641	2,150,215
Total liabilities and stockholders' equity	$3,712,977	$3,773,767

Century Communities, Inc.

Homebuilding Operational Data(1)

(Unaudited)

Net New Home Contracts

	Three Months Ended March 31,
	2023	2022	% Change
West	343	417	(17.7)%
Mountain	333	586	(43.2)%
Texas	475	496	(4.2)%
Southeast	242	409	(40.8)%
Century Complete	629	1,036	(39.3)%
Total	2,022	2,944	(31.3)%

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2023		2022		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	203	$634.9	396	$663.5	(48.7)%	(4.3)%
Mountain	455	$539.8	514	$546.0	(11.5)%	(1.1)%
Texas	327	$273.5	423	$326.8	(22.7)%	(16.3)%
Southeast	198	$439.0	366	$408.4	(45.9)%	7.5%
Century Complete	729	$253.4	649	$242.4	12.3%	4.5%
Total / Weighted Average	1,912	$384.7	2,348	$421.0	(18.6)%	(8.6)%

Century Communities, Inc.

Homebuilding Operational Data(1)

(Unaudited)

Selling Communities

	As of March 31,		Increase/(Decrease)
	2023	2022	Amount	% Change

West	26	22	4	18.2%
Mountain	40	35	5	14.3%
Texas	35	23	12	52.2%
Southeast	28	22	6	27.3%
Century Complete	105	95	10	10.5%
Total	234	197	37	18.8%

Backlog

(dollars in thousands)

	As of March 31,
	2023			2022			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	220	$133,249	$605.7	545	$412,519	$756.9	(59.6)%	(67.7)%	(20.0)%
Mountain	319	152,521	$478.1	1,117	641,820	$574.6	(71.4)%	(76.2)%	(16.8)%
Texas	303	95,464	$315.1	564	188,648	$334.5	(46.3)%	(49.4)%	(5.8)%
Southeast	249	110,864	$445.2	756	356,413	$471.4	(67.1)%	(68.9)%	(5.6)%
Century Complete	829	221,514	$267.2	2,265	571,465	$252.3	(63.4)%	(61.2)%	5.9%
Total / Weighted Average	1,920	$713,612	$371.7	5,247	$2,170,865	$413.7	(63.4)%	(67.1)%	(10.2)%

Lot Inventory

	As of March 31,
	2023			2022			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,279	763	5,042	4,835	3,789	8,624	(11.5)%	(79.9)%	(41.5)%
Mountain	10,314	2,325	12,639	11,752	7,980	19,732	(12.2)%	(70.9)%	(35.9)%
Texas	7,578	3,217	10,795	6,965	10,736	17,701	8.8%	(70.0)%	(39.0)%
Southeast	5,610	3,658	9,268	6,185	16,677	22,862	(9.3)%	(78.1)%	(59.5)%
Century Complete	3,585	10,285	13,870	5,074	11,584	16,658	(29.3)%	(11.2)%	(16.7)%
Total	31,366	20,248	51,614	34,811	50,766	85,577	(9.9)%	(60.1)%	(39.7)%
% of Total	60.8%	39.2%	100.0%	40.7%	59.3%	100.0%

(1)

Commencing in the first quarter of 2023, our Century Complete operations in Texas were realigned and are now managed under our Texas segment. Accordingly, we have presented segment information under this new basis as of and for the three months ended March 31, 2023, and we have restated the corresponding segment information for those segments as of and for the three months ended March 31, 2022.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted net income and adjusted diluted earnings per share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define adjusted net income as consolidated net income before (i) income tax expense, (ii) inventory impairment (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by dividing adjusted net income by weighted average common shares – diluted.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Numerator
Net income	$33,311	$142,496
Denominator
Weighted average common shares outstanding - basic	31,914,414	33,530,610
Dilutive effect of stock-based compensation awards	202,668	411,624
Weighted average common shares outstanding - diluted	32,117,082	33,942,234
Earnings per share:
Basic	$1.04	$4.25
Diluted	$1.04	$4.20

Adjusted earnings per share
Numerator
Net income	$33,311	$142,496
Income tax expense	10,698	46,280
Income before income tax expense	44,009	188,776
Inventory impairment	—	—
Adjusted income before income tax expense	44,009	188,776
Adjusted income tax expense(2)	(10,698)	(46,280)
Adjusted net income	$33,311	$142,496

Denominator - Diluted	32,117,082	33,942,234

Adjusted diluted earnings per share	$1.04	$4.20

(2)

The tax rates used in calculating adjusted net income for the years ended March 31, 2023 and 2022 was 24.3% and 24.5%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and interest are not measurements of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended March 31,
	2023	%	2022	%

Home sales revenues	$735,600	100.0%	$988,415	100.0%
Cost of home sales revenues	(601,385)	(81.8)%	(709,073)	(71.7)%
Inventory impairment	—	—%	—	—%
Homebuilding gross margin	134,215	18.2%	279,342	28.3%
Add: Inventory impairment	—	—%	—	—%
Add: Interest in cost of home sales revenues	9,807	1.3%	12,146	1.2%
Adjusted homebuilding gross margin excluding interest and inventory impairment	$144,022	19.6%	$291,488	29.5%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended March 31,
	2023	2022	% Change
Net income	$33,311	$142,496	(76.6)%
Income tax expense	10,698	46,280	(76.9)%
Interest in cost of home sales revenues	9,807	12,146	(19.3)%
Interest expense (income)	(2,364)	135	NM %
Depreciation and amortization expense	3,292	2,606	26.3%
EBITDA	54,744	203,663	(73.1)%
Inventory impairment	—	—	NM
Adjusted EBITDA	$54,744	$203,663	(73.1)%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our construction loan agreement and mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2023	2022
Notes payable	$1,026,615	$1,019,412
Revolving line of credit	—	—
Construction loan agreements	(14,526)	(7,389)
Total homebuilding debt	1,012,089	1,012,023
Total stockholders' equity	2,171,641	2,150,215
Total capital	$3,183,730	$3,162,238
Homebuilding debt to capital	31.8%	32.0%

Total homebuilding debt	$1,012,089	$1,012,023
Cash and cash equivalents	(405,722)	(296,724)
Cash held in escrow	(12,691)	(56,569)
Net homebuilding debt	593,676	658,730
Total stockholders' equity	2,171,641	2,150,215
Net capital	$2,765,317	$2,808,945

Net homebuilding debt to net capital	21.5%	23.5%

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations

303-268-8345

Investorrelations@CenturyCommunities.com

Category:
Earnings